Exhibit 107.1
Form
S-8
(Form Type)
BRINKER INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.10 par value per share, to be issued under the Brinker International, Inc. 2024 Stock Option and Incentive Plan (1)	457(c) and (h)	3,515,000 (1)	$103.68 (2)	$364,435,200 (2)	$ 153.10 per $1,000,000	$55,795.03

Total Offering Amounts					$364,435,200		$55,795.03

Total Fee Offsets							$0.00

Net Fee Due							$55,795.03

(1)
Consists of shares of common stock, par value $0.10 (“Common Stock”) of Brinker International, Inc. issuable or that may be purchased pursuant to the terms of the Brinker International, Inc. 2024 Stock Option and Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form
S-8
also covers such additional indeterminate number of shares as may be offered or issued to prevent dilution resulting from any stock splits, stock dividends, recapitalizations or similar transactions affecting the Common Stock.

(2)
Estimated solely for purposes of calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the shares of Common Stock on the New York Stock Exchange on October 30, 2024, within five business days prior to filing.